EXHIBIT 99

                                  PRESS RELEASE

                 TECHDYNE, INC. ANNOUNCES SECOND QUARTER PROFITS

Hialeah, FL- August 14th, 2003- Techdyne, Inc. (NASDAQ:TCDN), a multi-plant electronics contract manufacturer reported its results for the quarter ended June 30, 2003.

Revenue for the second quarter of 2003 was $7,719,414, down 5 percent from $8,085,290 in the second quarter of 2002.

Pre-tax income increased by 81% to $400,874 in the second quarter of 2003 versus $221,650 in the second quarter of 2002. Pre-tax income increased by 58% to $731,269 for the first half of 2003 versus $463,044 in the first half of 2002.

Net income for the quarter was $240,823 or $.04 per share, compared to $221,650 or $.03 per share, in the second quarter of 2002.

Sam Russell, Chairman commented: "We are pleased with our continued success in cutting costs and generating bottom line profits in an economy which is still trying to recover. Our recent acquisition of AG Technologies, Inc. will enable us to be competitive in the higher volume arena for assembly in North America. It is also our intention to go to market under the Simclar name beginning later this month. Simclar is known throughout Europe and Asia as a quality contract manufacturer. We believe the name change from Techdyne, Inc. to Simclar, Inc. will avail Techdyne of name recognition and additional market exposure. Our stock symbol will be changed to "SIMC". "

Techdyne, Inc., with five North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 27 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Techdyne, Inc. at its website, www.tcdn.com for more information about the Company.

Contact: Barry Pardon, President, 305-827-5240